Exhibit 3.16

BYLAWS

OF

MAIL MARKETING SYSTEMS, INC

ARTICLE I

General

These Bylaws are intended to supplement and implement applicable provisions of law and of the charter of Mail Marketing Systems, Inc. (the “Corporation”) with respect to the regulation of the affairs of the Corporation.

ARTICLE II

Offices

The principal office of the Corporation shall be located within or without the State of Maryland, at such place as the Board of Directors shall from time to time designate. The Corporation may maintain additional offices at such other places as the Board of Directors may designate. The Corporation shall continuously maintain within the State of Maryland a registered office at such place as may be designated by the Board of Directors.

ARTICLE III

Shareholders

Section 1. Place of Meeting: Shareholders’ meetings shall be held at the principal office of the Corporation or at such other place, either within or without the State of Maryland, as shall be designated in the notice of meeting.

Section 2. Annual Meeting: The Annual Meeting of the Stockholders shall be held annually during the month of February or at such other date, and at such time as shall be stated in the notice of the meeting. At such meeting, the stockholders shall elect the Board of Directors for the ensuing year and shall transact such other business as shall properly come before them.

Section 3. Special Meetings: Special meetings may be called at any time by the President or the Board of Directors and shall be called by the President upon written request of the holders of not less than 25% of the voting power of all shares entitled to vote at the meeting.

Section 4. Notice of Meetings: Written notice of the date, time and place of each Annual and Special Meeting shall be mailed or delivered, no fewer than ten (10) nor more than ninety (90) days before the meeting date, to each stockholder entitled to vote at such meeting at his residence or usual place of business as shown on the records of the Corporation, provided that any one or more of such stockholders, as to himself or themselves, may waive such notice in writing or by attendance without protest at such meeting. Notice of a Special Meeting shall contain a description of the purpose or purposes for such meeting.

Section 5. Quorum: The holders of a majority of the shares of the issued and outstanding stock entitled to vote at a meeting, present either in person or by proxy, shall constitute a quorum for the transaction of business at such meeting of the stockholders. If a quorum exists, action on a matter, other than the election of directors, is approved if the votes cast favoring the action exceed the votes cast opposing the action. If a quorum be not present at such meeting, the stockholders present in person or by proxy may adjourn to such future time as shall be agreed upon by them. Except as may be required by law, notice need not be given of the new date, time or place of the meeting if the new date, time or place is announced at the meeting before adjournment.

Section 6. Stockholders’ Action Without Meeting: Any action which, under any provision of the Maryland General Corporation Act, may be taken at a meeting of stockholders, may be taken without such a meeting if consent in writing, setting forth the action so taken or to be taken, is signed severally or collectively by all of the persons who would be entitled to vote upon such action at a meeting, or by their duly authorized attorneys. The Secretary of the Corporation shall file such consent or consents with the minutes of the meetings of the stockholders.

ARTICLE IV

Board of Directors

Section 1. Power of Board: All corporate powers shall be exercised by or under the authority of, and the activities, properties and affairs of the Corporation shall be managed by or under the direction of, the Board of Directors.

Section 2. Number, Election and Term of Office: A Board of not less than one (1) nor more than eight (8) Directors shall be elected by the stockholders entitled to vote at each Annual Meeting of Stockholders. The number of positions on the Board of Directors for purposes of incorporation shall be the number of Directors named in the charter or elected by resolution of the sole incorporator. Thereafter, the number of positions on the Board of Directors shall be the number fixed by resolution of the stockholders or Board of Directors, or, in the absence of such resolution, shall be the number of Directors elected at the preceding Annual Meeting of Stockholders. The number of positions on the Board of Directors for any year, as fixed in accordance with the foregoing (hereinafter referred to as the “number of directorships”) may be increased or decreased at any time as provided by law.

Section 3. Removal of Directors; Resignation: Any Director may be removed from office at any time, with or without cause, by concurrent vote of the holders of not less than a majority of the issued and outstanding shares entitled to vote, at any meeting of stockholders called for that purpose. Any Director may resign at any time by delivering written notice to the Board of Directors, its chairman or to the Corporation. Such resignation shall take effect when such notice is delivered unless the notice specifies a later effective date.

Section 4. Vacancies: Vacancies created by an increase in the number of directorships shall be filled for the unexpired term by action of the Stockholders. Vacancies occurring by reason other than by increase in the number of directorships shall be filled for the unexpired term by the concurring vote of a majority of the Directors remaining in office, even though such remaining Directors may be less than a majority of the number of directorships (as fixed for the current year in accordance with Article IV Section 2). If such remaining Directors fail to fill a vacancy, then such vacancy shall be filled by action of the Stockholders.

ARTICLE V

Meetings of Board of Directors

Section 1. Annual Meetings: A regular meeting of the Board of Directors shall be held without notice immediately after the Annual Meeting of Stockholders, or as soon thereafter as convenient. At such meeting the Board of Directors shall choose and appoint the officers of the Corporation who shall hold their offices, subject to prior removal by the Board of Directors, until the next annual meeting or until their successors are chosen and quality.

Section 2. Regular Meetings: All other regular meetings of the Board of Directors may be held without notice at such date, time and place as the Board of Directors may determine and fix by resolution.

Section 3. Special Meetings: Special meetings of the Board of Directors may be held upon call of the President, or upon call of any one or more Directors.

Section 4. Notice: Written or oral notice of the date, time and place of all special meetings of the Board of Directors shall be given to each Director personally or mailed to his residence or usual place of business at least two (2) days prior to the date of the meeting, provided that any one or more Directors, as to himself or themselves, may waive such notice in writing or by attendance without protest at such meeting.

Section 5. Quorum: Directors holding a majority of the number of directorships shall constitute a quorum. Except as otherwise provided by law or these Bylaws, all questions shall be decided by a vote of a majority of the Directors present at any meeting of the Board of Directors at which a quorum is present.

Section 6. Director Participation in Meetings by Telephone: A Director may participate in a meeting of the Board of Directors by means of conference telephone or similar communications equipment enabling all Directors participating in the meeting simultaneously to hear one another, and participation in a meeting pursuant to this section shall constitute presence in person at such meeting.

Section 7. Directors’ Action Without Meeting: If all the Directors severally or collectively consent in writing to any action taken or to be taken by the Corporation, such action shall be as valid as though it had been authorized at a meeting of the Board of Directors. The Secretary of the Corporation shall file such consent or consents with the minutes of the meetings of the Board of Directors.

ARTICLE VI

Committees

Section 1. Creation: The Board of Directors may create one or more committees and appoint members of the Board to serve on them. Each committee shall have two or more Directors, who serve at the pleasure of the Board. To the extent specified by the Board of Directors, each committee may exercise the authority of the Board, except to the extent limited by law or the charter.

Section 2. Power to Act: A majority of any committee shall have the power to act. Committees shall keep full records of their proceedings and shall report the same to the Board of Directors.

ARTICLE VII

Officers

Section 1. Officers; Eligibility: The Board of Directors may appoint a President, Secretary, Treasurer, and such other officers as determined from time to time by the Board of Directors. The same individual may simultaneously hold more than one office, except that the same individual cannot simultaneously hold the office of President and Vice-President. Any officer may serve simultaneously as a Director of the Corporation. The salaries of all officers of the Corporation shall be determined by the Board of Directors.

Section 2. Term of Office and Removal: Each officer shall hold office for the term for which he or she is appointed and until his or her successor has been appointed and qualified. All officers shall be appointed at the annual meeting of the Board of Directors. Any officer may be removed by the Board of Directors at any time, with or without cause. Election or appointment of an officer shall not of itself create any contract rights in the officer or the Corporation.

Section 3. President: The President, or in his absence a Director or other officer of the Corporation appointed by the Board of Directors, shall preside at all meetings of the Board of Directors and stockholders. The President shall have general charge and direction of the business of the Corporation and shall perform such other duties as are properly required of him by the Board of Directors.

Section 4. Secretary: The Secretary shall keep the minutes of the meetings of stockholders and the Board of Directors and shall give notice of all such meetings as required by law and these Bylaws. He shall have custody of such minutes, the seal of the Corporation and the stock certificate records of the Corporation, except to the extent some other person is authorized to have custody and possession thereof by a resolution of the Board of Directors.

Section 5. Treasurer: The Treasurer shall keep the fiscal accounts of the Corporation, including an account of all moneys received or disbursed.

Section 6. Registration: Any officer may resign at any time by delivering written notice to the Corporation. Unless the written notice specifies a later effective date, the resignation shall be effective when the notice is delivered to the Corporation.

ARTICLE VIII

Share Certificates; Seal

Section 1. Share Certificates: Share certificates shall be in a form adopted by the Board of Directors and shall be signed by the President and by the Treasurer or the Secretary. Such certificates shall bear the seal of the Corporation, the name of the person to whom issued, and the number of such shares which such certificate represents. The consideration for which the shares were issued and the date of issue shall be entered on the Corporation’s books.

Section 2. Transfer of Shares: Shares shall be transferred only on the books of the Corporation by the holder thereof in person or by his attorney.

Section 3. Seal: The corporate seal shall consist of a circular disc with the name of the Corporation and the words “Maryland” and “Seal” thereon.

ARTICLE IX

Amendments

These Bylaws may be altered, amended, added to, or repealed by the affirmative vote of the Directors holding a majority of the number of directorships. Any notice of a meeting of stockholders or of the Board of Directors at which these Bylaws are proposed to be altered, amended, added to, or repealed shall include notice of such proposed action.